                                                                                                                                                                                                          Exhibit 10.10

YUM! BRANDS

EXECUTIVE INCOME DEFERRAL

PROGRAM

As Effective October 7, 1997, with Amendments Through May 16, 2002

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YUM! BRANDS
EXECUTIVE INCOME DEFERRAL PROGRAM

TABLE OF CONTENTS

ARTICLE I INTRODUCTION	1
ARTICLE II DEFINITIONS	2
2.1 Account	2
2.2 Base Compensation	2
2.3 Beneficiary	2
2.4 Bonus Compensation	2
2.5 Code	3
2.6 Company	3
2.7 Deferral Subaccount	3
2.8 Deferral Subaccount	3
2.9 Effective Date	3
2.10 Election Form	3
2.11 Employee	3
2.12 Employer	3
2.13 ERISA	3
2.14 Participant	4
2.15 Participant	4
2.16 Performance Unit Payout	4
2.17 Plan	4
2.18 Plan Administrator	4
2.19 Plan Year	4
2.20 Prior Plan	4
2.21 Prior Plan	4
2.22 Retirement	5
2.23 Risk of Forfeiture Account	5
2.25 Stock Option Gains	5
2.26 Termination of Employment	5
2.27 Valuation Date	6
ARTICLE III PARTICIPATION	7
3.1 Eligibility to Participate	7
3.2 Deferral Election	7
3.3 Time and Manner of Deferral Election	8
3.4 Period of Deferral	9
ARTICLE IV INTERESTS OF PARTICIPANTS	11

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4.1 Accounting for Participants’ Interests	11
4.2 Vesting of a Participant’s Account	14
4.3 Risk of Forfeiture Accounts.	14
4.4 Distribution of a Participant’s Account	17
4.5 Acceleration of Payment During Employment	19
ARTICLE V PLAN ADMINISTRATOR	21
5.1 Members	21
5.2 Action	21
5.3 Right and Duties	21
5.4 Compensation, Indemnity and Liability	22
5.5 Taxes	22
ARTICLE VI CLAIMS PROCEDURE	23
6.1 Claims for Benefits	23
6.2 Appeals	23
ARTICLE VII AMENDMENT AND TERMINATION	24
7.1 Amendments	24
7.2 Termination of Plan	24
ARTICLE VIII MISCELLANEOUS	25
8.1 Limitation on Participant's Rights	25
8.2 Benefits Unfunded	25
8.3 Other Plans	25
8.4 Receipt or Release	25
8.5 Governing Law	25
8.6 Adoption of Plan by Related Employers	26
8.7 Gender, Tense, and Headings	26
8.8 Successors and Assigns; Nonalienation of Benefits	26
8.9 Facility of Payment	26
8.10 Separate Plans	26
APPENDIX	i
ARTICLE A – SPINOFF FROM PEPSICO	1
ARTICLE B – ADDITIONAL AMOUNT CREDITED TO CERTAIN PARTICIPANTS’ ACCOUNTS	5
ARTICLE C – NEW PAYMENT TIMING ELECTION	6
ARTICLE D – RDC CONVERSION	7

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ARTICLE I

INTRODUCTION

YUM! Brands, Inc. (the "Company") has established the YUM! Brands Executive Income Deferral Program (the “Plan”) to permit eligible executives to defer base pay, certain cash awards made under its executive incentive compensation programs, and Performance Unit Payouts and gains on options under the YUM! Brands, Inc. 1997 and 1999 Long Term Incentive Plans (formerly known as the Tricon Global Restaurants, Inc. 1997 and 1999 Long Term Incentive Plans). The Plan is a successor to the PepsiCo Executive Income Deferral Program.

Except as otherwise provided, this document sets forth the terms of the Plan as in effect on October 7, 1997. As of that date, it specifies the group of executives of the Company and certain affiliated employers eligible to make deferrals, the procedures for electing to defer compensation and the Plan’s provisions for maintaining and paying out amounts that have been deferred. Additional provisions applicable to certain executives are set forth in the Appendix, which modifies and supplements the general provisions of the Plan.

Effective May 16, 2002, Tricon Global Restaurants, Inc. changed its name to YUM! Brands, Inc. Where appropriate, the Plan has been amended to reflect this name change.

The Plan is unfunded and unsecured. Amounts deferred by an executive are an obligation of that executive’s individual employer. With respect to the Participant’s employer, the executive has the rights of a general creditor.

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ARTICLE II

DEFINITIONS

When used in this Plan, the following underlined terms shall have the meanings set forth below unless a different meaning is plainly required by the context:

2.1 Account: The account maintained for a Participant on the books of the Employer to determine, from time to time, the Participant's interest under this Plan. The balance in such Account shall be determined by the Plan Administrator. Each Participant's Account shall consist of at least one Deferral Subaccount for each separate deferral under Section 3.2. In accordance with Section 4.3, some or all of a separate deferral may be held in a Risk of Forfeiture Subaccount. The Plan Administrator may also establish such additional subaccounts as it deems necessary for the proper administration of the Plan. Where appropriate, a reference to a Participant’s Account shall include a reference to each applicable subaccount that has been established thereunder.

2.2 Base Compensation: An eligible Employee’s adjusted base salary, as determined by the Plan Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. For any applicable payroll period, an eligible Employee’s adjusted base salary shall be determined after reductions for applicable tax withholdings, Employee authorized deductions (including deductions for the YUM! Brands 401(k) Plan (“401k”), welfare benefit plans and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of base salary available for deferral.

2.3 Beneficiary: The person or persons who a Participant properly designates, as determined by the Plan Administrator, to receive the amounts in one or more of the Participant’s subaccounts in the event of the Participant's death. To be effective, any Beneficiary designation must be in writing, signed by the Participant, and filed with the Plan Administrator prior to the Participant’s death, and it must meet such other standards as the Plan Administrator shall require from time to time. If no designation is in effect at the time of a Participant's death or if all designated Beneficiaries have predeceased the Participant, then the Participant’s Beneficiary shall be the Participant’s estate. A Beneficiary designation of an individual by name (or name and relationship) remains in effect regardless of any change in the designated individual’s relationship to the Participant. A Beneficiary designation solely by relationship (for example, a designation of “spouse,” that does not give the name of the spouse) shall designate whoever is the person in that relationship to the Participant at the Participant’s death. An individual who is otherwise a Beneficiary with respect to a Participant’s Account ceases to be a Beneficiary when all payments have been made from the Account.

2.4 Bonus Compensation: An eligible Employee’s Adjusted Annual Incentive award under the Employer’s annual incentive plan, as determined and adjusted by the Plan

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Administrator and to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An eligible Employee’s annual incentive awards shall be adjusted to reduce them for applicable tax withholdings, Employee authorized deductions (including deductions for 401k, welfare benefit plans and charitable donations), tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such awards available for deferral.

2.5Code: The Internal Revenue Code, as amended.

2.6 Company: YUM! Brands, Inc., a North Carolina corporation, or its successor or successors.

2.7 Deferral Subaccount: A subaccount of a Participant's Account maintained to reflect the Participant’s interest in the Plan attributable to each deferral of Base Compensation, Bonus Compensation, Performance Unit Payout and Stock Option Gains, respectively, and earnings or losses credited to such subaccount in accordance with Section 4.1(b). A separate Deferral Subaccount shall be maintained with respect to a Participant’s interest in the Restaurant Deferred Compensation Plan that is transferred to the Plan as set forth in Article D of the Appendix to the Plan.

2.8 Discount Stock Subaccount: A Risk of Forfeiture Subaccount that permits an eligible Employee to defer Bonus Compensation for investment solely in discounted phantom YUM! Common Stock, in accordance with Section 4.3(a).

2.9 Effective Date: October 7, 1997, except where specifically provided otherwise.

2.10 Election Form: The form prescribed by the Plan Administrator on which a Participant specifies the amount of the Participant’s Base Compensation, Bonus Compensation, Performance Unit Payout, or Stock Option Gains to be deferred pursuant to the provisions of Article III.

2.11 Employee: Any person in a salaried classification of an Employer who (i) is receiving remuneration for personal services rendered in the employment of the Employer, (ii) is either a United States citizen or a resident alien lawfully admitted for permanent residence in the United States, and (iii) is paid in U.S. dollars from the Employer’s U.S. payroll.

2.12 Employer: The Company and each of the Company’s subsidiaries and affiliates that is currently designated as an Employer by the Plan Administrator.

2.13 ERISA: The Employee Retirement Income Security Act of 1974, as amended.

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2.14 Fair Market Value: For purposes of converting a Participant’s deferrals to YUM! Common Stock as of any date, the Fair Market Value of YUM! Common Stock is determined as the average of the high and low price or, effective January 1, 2000, the closing price on such date for YUM! Common Stock as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places. For purposes of determining the value of a Plan distribution or for reallocating amounts between phantom investment options under the Plan, the Fair Market Value of YUM! Common Stock or PepsiCo Capital Stock is determined as the closing price on the applicable Valuation Date (identified based on the Plan Administrator’s current procedures) for PepsiCo or YUM! stock, whichever is applicable, as reported on the composite tape for securities listed on the New York Stock Exchange, Inc., rounded to four decimal places.

2.15 Participant: Any Employee eligible pursuant to Section 3.1 who has satisfied the requirements for participation in this Plan and who has an Account. A Participant includes any individual who deferred compensation under the Prior Plan prior to the Effective Date and for whom any Employer maintains on its books an Account for such deferred compensation as of the Effective Date. An active Participant is one who is currently deferring under Section 3.2.

2.16 Performance Unit Payout: The adjusted performance unit award payable to an Employee under the Company’s 1997 or 1999 Long Term Incentive Plan during a Plan Year, to the extent paid in U.S. dollars from an Employer’s U.S. payroll. An eligible Employee’s performance unit award shall be adjusted to reduce it for applicable tax withholdings, Employee authorized deductions, tax levies, garnishments and such other amounts as the Plan Administrator recognizes as reducing the amount of such awards available for deferral.

2.17 Plan: The YUM! Brands Executive Income Deferral Program, as it may be amended from time to time.

2.18 Plan Administrator: The Compensation Committee of the Board of Directors of the Company, or its delegate or delegates.

2.19 Plan Year: The 12-month period from January 1 to December 31, provided that the initial plan year shall be a short plan year that begins on the Effective Date and ends on December 31 of the same year.

2.20 Prior Plan: The PepsiCo Executive Income Deferral Program, as in effect for periods before the Effective Date.

2.21 Quarterly Date: Each March 31, June 30, September 30 and December 31.

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2.22 Retirement: Termination of service with the Company and its affiliates after attaining eligibility for retirement. A Participant attains eligibility for retirement when the Participant attains at least age 55 with 10 or more years of service, at least age 65 with 5 or more years of service or at least age 70 with 3 or more years of service (whichever occurs earliest) while in the employment of the Company or its affiliates. A Participant’s Service is determined under the terms of the YUM! Brands Retirement Plan. To the extent a Participant is not eligible to participate in the YUM! Brands Retirement Plan, the Participant’s Service shall be determined under rules substantially similar to the rules of the YUM! Brands Retirement Plan.

2.23 Risk of Forfeiture Subaccount: The subaccount provided for by Section 4.3 to contain the portion of each separate deferral that is subject to forfeiture.

2.24 Stock Option Gains: The gains on an eligible Employee’s 1997 and 1999 Long Term Incentive Plan Stock Options that are available for deferral under the Plan pursuant to Section 3.3(c). With respect to any options that are made subject to a Stock Option Gain deferral election, the gains on such options shall be determined through a sale of related shares by the Plan Administrator net of: (i) the exercise price of the options, (ii) any transaction costs incurred when such gains are captured through the sale of related shares, and (iii) any related taxes that the Plan Administrator determines will not otherwise be satisfied by the Participant. For purposes of such sales, the Plan Administrator may aggregate shares related to the options of different Participants, sell them over one or more days and divide the net proceeds from such aggregate sales between the Participants in a reasonable manner. The Plan Administrator shall have absolute discretion with respect to the timing and aggregation of such sales.

2.26 Termination of Employment: A Participant’s cessation of employment with the Company, all Employers and all other Company subsidiaries and affiliates (as defined for this purpose by the Plan Administrator). For purposes of determining forfeitures under Section 4.3 and distributing a Participant’s Account under Section 4.4, the following shall apply:

(a) A Participant does not have a Termination of Employment when the business unit or division of the Company that employs him is sold if the Participant and substantially all employees of that entity continue to be employed by the entity or its successor after the sale. A Participant also does not have a Termination of Employment when the subsidiary of the Company that employs him is sold if: (i) the Participant continues to be employed by the entity or its successor after the sale, and (ii) the Participant’s interest in the Plan continues to be carried as a liability by that entity or its successor after the sale through a successor arrangement. In each case, the Participant’s Termination of Employment shall occur upon the Participant’s post-sale termination of employment from such entity or its successor (and their related organizations, as determined by the Plan Administrator).

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(b) With respect to any individual deferral, the term “Termination of Employment” may encompass a Participant’s death or death may be considered a separate event, depending upon the convention the Plan Administrator follows with respect to such deferral.

2.27 Valuation Date: Each date as of which Participant Accounts are valued in accordance with procedures of the Plan Administrator that are currently in effect. Effective June 1, 2002, the Valuation Dates are the last day of each calendar month. Prior to June 1, 2002, the Valuation Dates are each Quarterly Date. Values are determined as of the close of a Valuation Date or, if such date is not a business day, as of the close of the immediately preceding business day.

2.28 YUM!: YUM! Brands, Inc.

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ARTICLE III

PARTICIPATION

3.1 Eligibility to Participate.

(a) An Employee shall be eligible to defer compensation under the Plan while employed by the Employer and classified as being an executive (Level 12 or above). Notwithstanding the preceding sentence, from time to time the Plan Administrator may modify, limit or expand the class of Employees eligible to defer hereunder, pursuant to criteria for eligibility that need not be uniform among all or any group of Employees. During the period an individual satisfies all of the eligibility requirements of this section, the individual shall be referred to as an eligible Employee.

(b) Each eligible Employee becomes an active Participant on the date an amount is first withheld from the Employee’s compensation pursuant to an Election Form submitted by the Employee to the Plan Administrator under Section 3.3.

(c) An individual’s eligibility to participate actively by making deferrals under Section 3.2 shall cease upon the earlier of:

(1) The date the individual ceases to be an Employee who is employed by the Employer and classified as in executive status; or

(2) The date the Employee ceases to be eligible under criteria described in the second sentence of subsection (a) above.

(d) An individual, who has been an active Participant under the Plan, ceases to be a Participant on the date the Participant’s Account is fully paid out.

3.2 Deferral Election.

(a) Effective on and after October 1, 2001, each eligible Employee may make an election to defer under the Plan any whole percentage up to 85% of the Employee’s Base Compensation and up to 100% of the Employee’s Bonus Compensation, Performance Unit Payout or Stock Option Gains in the manner described in Section 3.3. Effective prior to October 1, 2001, each eligible Employee may make an election to defer under the Plan any whole percentage up to 100% of the Employee’s Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains in the manner described in Section 3.3. Any amount of Base Compensation deferred by an eligible Employee for a Plan Year will be deducted

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each pay period during the Plan Year for which the Employee has Base Compensation and is an eligible Employee. The amount of Bonus Compensation or Performance Unit Payout deferred by an Eligible Employee for a Plan Year will be deducted from the Employee’s payment under the applicable compensation program at the time it would otherwise be made, provided the Employee remains an eligible Employee at such time. Any Stock Option Gains deferred by an eligible Employee shall be captured as of the date or dates applicable for the category of underlying options under procedures adopted by the Plan Administrator, provided that the Plan Administrator determines the eligible Employee’s rights in such options may still be recognized at such time.

(b) To be effective, an Eligible Employee’s Election Form must set forth the percentage of Base Compensation, Bonus Compensation or Performance Unit Payout to be deferred (or for a deferral of Stock Option Gains, the specific options on which any gains are to be deferred), the investment choice under Section 4.1 (which investment choice shall be stated in multiples of 5 percent), the deferral period under Section 3.4, the eligible Employee’s Beneficiary designation, and any other information that may be requested by the Plan Administrator from time to time. In addition, the Election Form must meet the requirements of Section 3.3 below.

3.3 Time and Manner of Deferral Election.

(a) Deferrals of Base Compensation. Subject to the next two sentences, an eligible Employee must make a deferral election for a Plan Year with respect to Base Compensation at least two months prior to the Plan Year in which the Base Compensation would otherwise be paid. An individual who newly becomes an eligible Employee during a Plan Year (or less than three months prior to a Plan Year) may make a deferral election with respect to Base Compensation to be paid during the balance of the current Plan Year within 30 days of the date the individual becomes an eligible Employee. Such an individual may also make an election at this time with respect to Base Compensation to be paid during the next Plan Year.

(b) Deferrals of Bonus Compensation and Performance Unit Payouts. Subject to the next two sentences, an eligible Employee must make a deferral election for a Plan Year with respect to the Employee’s Bonus Compensation or Performance Unit Payout at least two months (or, prior to May 31, 2000, at least six months) prior to the Plan Year in which the Bonus Compensation or Performance Unit Payout would otherwise be paid. An individual who newly becomes an eligible Employee may make a deferral election with respect to the individual’s Bonus Compensation or Performance Unit Payout to be paid during the succeeding Plan Year so long as the deferral election is made within 30 days of the date the individual becomes an eligible Employee and prior to the first day of such succeeding Plan Year. In the first Plan Year, an eligible Employee may make a deferral election until October 31, 1997 with respect to Bonus Compensation payable in the following year.

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(c) Deferrals of Stock Option Gains. From time to time, the Plan Administrator shall notify eligible Employees with outstanding Long Term Incentive Plan Options which options then qualify for deferral of their related Stock Option Gains. An eligible Employee who has qualifying options must make a deferral election with respect to the Employee’s related Stock Option Gains at least 6 months before such qualifying options’ proposed capture date (as defined below) or, if earlier, in the calendar year preceding the year of the proposed capture date. The “proposed capture date” for a set of options shall be the earliest date that the Plan Administrator would capture a Participant’s Stock Option Gains in accordance with the deferral agreement prepared for such purpose by the Plan Administrator.

(d) General Provisions. A separate deferral election under (a), (b) or (c) above must be made by an eligible Employee for each category of a Plan Year’s compensation that is eligible for deferral. If an eligible Employee fails to file a properly completed and executed Election Form with the Plan Administrator by the prescribed time, the Employee will be deemed to have elected not to defer any Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains, as the case may be, for the applicable Plan Year. An election is irrevocable once received and determined by the Plan Administrator to be properly completed. Increases or decreases in the amount or percentage a Participant elects to defer shall not be permitted during a Plan Year. Notwithstanding the preceding three sentences, to the extent necessary because of extraordinary circumstances, the Plan Administrator may grant an extension of any election period and may permit (to the extent necessary to avoid undue hardship to an eligible Employee) the complete revocation of an election with respect to future deferrals. Any such extension or revocation shall be available only if the Plan Administrator determines it shall not trigger constructive receipt of income and only upon such conditions as may be required by the Plan Administrator.

(e) Beneficiaries. A Participant designates on the Election Form a Beneficiary to receive payment in the event of the Participant’s death of amounts credited to the Participant’s Account. A Beneficiary is paid in accordance with the terms of a Participant's Election Form, as interpreted by the Plan Administrator in accordance with the terms of this Plan. At any time, a Participant may change a Beneficiary designation for any or all subaccounts in a writing that is signed by the Participant and filed with the Plan Administrator prior to the Participant’s death, and that meets such other standards as the Plan Administrator shall require from time to time.

3.4 Period of Deferral. An eligible Employee making a deferral election shall specify a deferral period on the Employee’s Election Form by designating a specific payout date, one or more specific payout events or both a date and one or more specific events from the choices that are made available to the eligible Employee by the Plan Administrator.

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Subject to the next sentence, an eligible Employee’s elected period of deferral shall run until the earliest occurring date or event specified on the Employee’s Election Form. Notwithstanding an eligible Employee’s actual election, an eligible Employee shall be deemed to have elected a period of deferral of not less than:

(a) For Base Compensation, at least until January 1 of the second Plan Year following the Plan Year during which the Base Compensation would have been paid absent the deferral (until 6 months after the Plan Year during which the Base Compensation would have been paid for deferral elections made before the Effective Date);

(b) For Bonus Compensation, at least 2 years after the date the Bonus Compensation would have been paid absent the deferral (1 year for deferral elections made before the Effective Date);

(c) For Performance Unit Payouts, at least 2 years after the date the Performance Unit Payout would have been paid absent the deferral (1 year for deferral elections made before the Effective Date); and

(d) For Stock Option Gains, at least 2 years after the date the Stock Option Gain is credited to a Deferral Subaccount for the benefit of the Participant (1 year for deferral elections made before the Effective Date).

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ARTICLE IV

INTERESTS OF PARTICIPANTS

4.1 Accounting for Participants’ Interests.

(a) Deferral Subaccounts. Each Participant shall have a separate Deferral Subaccount credited with the amount of each separate deferral of Base Compensation, Bonus Compensation, Performance Unit Payout or Stock Option Gains made by the Participant under this Plan. A Participant’s deferral shall be credited to the Participant’s Account as soon as practicable following the date when the deferral of compensation actually occurs, as determined by the Plan Administrator. A Participant’s Account is a bookkeeping device to track the value of the Participant’s deferrals (and the Employer’s liability therefor). No assets shall be reserved or segregated in connection with any Account, and no Account shall be insured or otherwise secured.

(b) Account Earnings or Losses. As of each Valuation Date, a Participant’s Account shall be credited with earnings and gains (and shall be debited for expenses and losses) determined as if the amounts credited to the Participant’s Account had actually been invested as directed by the Participant in accordance with this section (as modified by Section 4.3). The Plan provides only for “phantom investments,” and therefore such earnings, gains, expenses and losses are hypothetical and not actual. However, they shall be applied to measure the value of a Participant’s Account and the amount of the Employer’s liability to make deferred payments to or on behalf of the Participant.

(c) Investment Options. Each of a Participant’s Subaccounts (other than those containing Stock Option Gains) shall be invested on a phantom basis in any combination of phantom investment options specified by the Participant from those offered by the Plan Administrator from time to time. Subsection (e) below governs the phantom investment options available for deferrals of Stock Option Gains. The Plan Administrator may discontinue any phantom investment option with respect to some or all Accounts, and it may provide for shifting a Participant’s phantom investment from the discontinued option to a specified replacement option (unless the Participant selects another replacement option in accordance with such requirements as the Plan Administrator may apply). As of the Effective Date, except as otherwise noted below, the phantom investment options are:

(1) YUM! Common Stock Account. Participant Accounts invested in this phantom option are adjusted to reflect an investment in YUM! Common Stock. An amount deferred or transferred into this option is converted to phantom shares of YUM! Common Stock of equivalent value by dividing such amount by the Fair Market Value of a share of YUM!

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Common Stock on the date that is determined by the Plan Administrator to be the date as of which the amount is invested.

(i)         Effective June 1, 2002, partial shares are determined for this purpose. Prior to June 1, 2002, only whole shares were determined for this purpose, rounded to the next lowest whole number of shares. Any remaining amount was credited to a dividend subaccount. Also credited to the dividend subaccount (both before and after June 1, 2002) are all amounts that would be received by the Account as dividends, if dividends were paid on phantom shares of YUM! Common Stock as they are on actual shares. Effective October 1, 2000, the amount invested in the dividend subaccount is credited at the rate of return under the Stable Value Account. Effective January 1, 1999 through September 30, 2000, the amount invested in the dividend subaccount was credited at the rate of return under the Security Plus Account. Prior to January 1, 1999, the amount invested in the dividend subaccount was credited at the rate of return under the Prime Rate Account.

(ii)       A Participant’s interest in the YUM! Common Stock Account is valued as of a Valuation Date by multiplying the number of phantom shares credited to the Participant’s Account on such date by the Fair Market Value of a share of YUM! Common Stock on such date, and then adding the value of the Participant’s dividend subaccount.

(iii)     If shares of YUM! Common Stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spinoff, combination or exchange of shares, complete or partial liquidation or other similar corporate change, such equitable adjustment shall be made in the number of shares credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate.

(iv)      Effective January 1, 2000, amounts deferred or transferred into the YUM! Common Stock Account must remain invested in phantom YUM! Common Stock and may not be transferred into another phantom investment option.

In no event will shares of YUM! Common Stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of YUM! Common Stock on account of an interest in this phantom option.

(2) 401k. From time to time, the Plan Administrator shall designate which of the investment options under the 401k shall be available as

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phantom investment options under the Plan. Participant Accounts invested in these phantom options are adjusted to reflect an investment in the corresponding investment options under the 401k.

(i) Effective October 1, 2001, such available phantom investment option is the Stable Value Account. Any amounts invested in the Security Plus Account on September 30, 2001 were transferred to the Stable Value Account on October 1, 2001.

(ii) Effective prior to October 1, 2001 and on or after January 1, 2000, such available phantom investment option was the Security Plus Account. Any amounts invested in the Equity-Index Account and the Equity-Income Account on December 31, 1999 and not directed by the Participant to be invested in the YUM! Common Stock Account or the Security Plus Account were automatically transferred to the Security Plus Account on January 1, 2000.

(iii) Effective prior to January 1, 2000 and on and after the Effective Date, but subject to subparagraph (iv) below, such available phantom options were the Equity-Index Account, Equity-Income Account, and the Security Plus Account.

(iv) Effective January 1, 1999 in the case of 1999 salary deferrals, such available phantom investment option was the Security Plus Account.

(3) Prime Rate Account. Effective for periods before January 1, 1999, Participant Accounts invested in this phantom option accrue a return based upon the prime rate of interest announced from time to time by Citibank, N.A. (or another bank designated by the Plan Administrator from time to time). Returns accrue during the period since the last Valuation Date based on the prime rate in effect on the first business day after such Valuation Date and are compounded annually. An amount deferred or transferred into this option is credited with the applicable rate of return beginning with the date as of which the amount is invested in this option by the Plan Administrator.

(d) Method of Allocation. With respect to any deferral election by a Participant, the Participant must use the Participant’s Election Form to allocate the deferral in 5 percent increments among the phantom investment options then offered by the Plan Administrator. Thereafter, except for amounts invested in the Discount Stock Subaccount and, effective January 1, 2000, the YUM! Common Stock Account, a Participant may reallocate previously deferred amounts in a subaccount by properly completing and submitting a fund transfer form provided by the Plan Administrator and specifying, in 5 percent increments, the reallocation of the Participant’s

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Subaccount among the phantom investment options then offered by the Plan Administrator. Any such transfer form shall be effective as of the Valuation Date that follows its receipt by at least the number of days that the Plan Administrator specifies for this purpose from time to time. If more than one transfer form is received on a timely basis for a subaccount, the transfer form that the Plan Administrator determines to be the most recent shall be followed.

(e) Investment Choices for Stock Option Gains. Deferrals of Stock Option gains initially may be invested only in the YUM! Common Stock Account. In the case of a Participant who has attained Retirement, the Plan Administrator may make available some or all of the other phantom investment options described in subsection (c) above. In this case, any election to reallocate the balance in the Participant’s applicable Deferral Subaccount shall be governed by the foregoing provisions of this section.

4.2 Vesting of a Participant’s Account. Except as provided in Section 4.3, a Participant’s interest in the value of the Participant’s Account shall at all times be 100 percent vested, which means that it will not forfeit as a result of Termination of Employment.

4.3 Risk of Forfeiture Subaccounts. This section provides opportunities for eligible Participants to invest their deferrals subject to a risk of forfeiture for certain Terminations of Employment.

(a) Discount Stock. Beginning after the Effective Date, a Participant may elect to defer the Participant’s Bonus Compensation for each year to a separate Discount Stock Subaccount in accordance with this subsection. For investment purposes, any such deferral shall be treated as if it were invested in the YUM! Common Stock Account, except that the number of phantom shares allocated to the Participant’s Discount Stock Subaccount shall initially be determined by dividing the Participant’s deferral amount by 75 percent of the Fair Market Value of YUM! Common Stock on the date as of which the amount is credited to the Discount Stock Subaccount by the Plan Administrator.

(1) Forfeitures. A Participant shall forfeit the entire amount credited to the Participant’s Discount Stock Subaccount (as adjusted for changes in value under Section 4.1(b)) if the Participant has a Termination of Employment prior to the second anniversary of the date as of which the Participant’s deferral was credited to the subaccount (the “Second Anniversary”). Notwithstanding the prior sentence, if the Plan Administrator determines that the Participant’s termination prior to the Second Anniversary was:

(i) An involuntary termination without cause, the amount in the subaccount shall be recalculated to equal the original

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amount of the Participant’s deferral to the subaccount (and such amount shall be distributed to the Participant on the Second Anniversary of the deferral), but there shall be no other forfeiture;

(ii) On account of total disability or death, no forfeiture shall occur;

(iii) On account of Retirement after attaining at least age 65, no forfeiture shall occur;

(iv) On account of Retirement before age 65 but on or after the first anniversary of the date as of which the deferral was credited to the Participant’s subaccount (the “First Anniversary”), no forfeiture shall occur;

(v) On account of Retirement before age 65 and before the First Anniversary, the amount in the subaccount shall be recalculated to eliminate a prorated portion of the total value of the discount (which shall include any related phantom stock appreciation and dividend equivalents), but there shall be no other forfeiture; or

(vi)       Effective October 1, 1998, on account of an involuntary termination without cause pursuant to a restructuring designated by the Chief People Officer of YUM! as a “Reduction in Force,” no forfeiture shall occur.

For purposes of subparagraph (v) above, the portion of the discount that shall be eliminated shall be calculated by taking (I) the total value of the discount, multiplying it by (II) the number of days from the Participant’s Termination of Employment to the First Anniversary, and dividing this product by (III) 365.

(2) Transfer Restrictions: Amounts deferred into the Discount Stock Subaccount must remain invested in phantom YUM! Common Stock and may not be transferred into another phantom investment.

(b) Grandfathered Risk of Forfeiture. A Participant may elect to defer Base Compensation, Bonus Compensation or Performance Unit Payouts to a Risk of Forfeiture Subaccount provided for in this subsection (a “Grandfathered Risk of Forfeiture Subaccount”) only if: (i) the Participant had, as of June 1, 1994, a deferred compensation subaccount under the Prior Plan maintained under a forfeiture agreement (as defined below), and (ii) the Participant is not yet eligible to retire when the first amount would be deferred pursuant to the Participant’s current risk-of-forfeiture election. A “forfeiture agreement” is an agreement with the Company, any Employer, or one of their predecessors providing that the subaccount would be

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forfeited if the employee terminated employment voluntarily or on account of misconduct prior to Retirement. A Participant who meets these requirements may elect under Article III to defer some or all of the Participant’s eligible compensation to a Grandfathered Risk of Forfeiture Subaccount subject to the following terms. Effective January 1, 2000, the Grandfathered Risk of Forfeiture Subaccount described in this subsection will no longer be available. The subaccount of Participants invested in a Grandfathered Risk of Forfeiture Subaccount as of December 31, 1999 will become fully vested (and will cease to be a Risk of Forfeiture Subaccount) on January 1, 2000.

(1) A Grandfathered Risk of Forfeiture Subaccount will be terminated and forfeited in the event that the Participant has a Termination of Employment that is voluntary or because of the Participant’s misconduct prior to the earliest of:

(i) The end of the deferral period designated in the Participant’s Election Form for such deferral;

(ii) The date the Participant becomes eligible for Retirement; or

(iii) The date indicated on the Participant’s Election Form as the end of the risk of forfeiture condition (but not before completing the minimum risk of forfeiture period required by the Plan Administrator from time to time).

(2) A Grandfathered Risk of Forfeiture Subaccount shall become fully vested (and shall cease to be a Risk of Forfeiture Subaccount) when:

(i) The Participant reaches any of the dates in paragraph (1) above while still employed by the Company or one of its affiliates, or

(ii) On the date the Participant terminates involuntarily from the Employer (including death and termination for disability), provided that such termination is not for the Participant’s misconduct.

(3) No amounts credited to a Grandfathered Risk of Forfeiture Subaccount may be transferred to a subaccount of the Participant that is not a Grandfathered Risk of Forfeiture Subaccount. No amounts credited to a subaccount of the Participant that is not a Grandfathered Risk of Forfeiture Subaccount may be transferred to a Grandfathered Risk of Forfeiture Subaccount.

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(4) A Participant may initially direct and then reallocate the Participant’s Grandfathered Risk of Forfeiture Subaccount to any of the phantom investment options under the Plan that are currently available for such direction or reallocation, whichever applies. During the period before a Grandfathered Risk of Forfeiture Subaccount ceases to be a Risk of Forfeiture Subaccount, the return under any such phantom investment option shall be supplemented as follows.

(i) In the case of the YUM! Common Stock Account, the Participant’s dividend subaccount thereunder shall be credited with an additional year-end dividend amount equal to 2 percent of the average closing price of YUM! Common Stock for the 30 business days preceding the end of the Company’s fiscal year multiplied by the number of phantom shares of YUM! Common Stock credited to the Participant’s Account as of the end of the year. If the Participant’s subaccount was not a Grandfathered Risk of Forfeiture Subaccount for the entire year (or if the Participant reallocated amounts to the YUM! Common Stock Account after the beginning of the year), this 2 percent additional dividend will be prorated down appropriately, as determined by the Plan Administrator. In addition, the Participant’s dividend subaccount shall earn interest at a rate that is 2 percent above the rate ordinarily applicable under the Prime Rate Account for the period that it is contained within a Risk of Forfeiture Subaccount.

(ii) In the case of any other available phantom investment option, the return on each such option shall be supplemented with an additional 2% annual return for the period that it is held within a Grandfathered Risk of Forfeiture Subaccount (but prorated for periods of such investment of less than a year).

4.4 Distribution of a Participant’s Account. A Participant's Account shall be distributed as provided in this Section 4.4. Any Discount Stock Subaccount and the portion of any other subaccount that is invested in the YUM! Common Stock Account may be distributed, at the option of the Plan Administrator, either in the form of cash or in whole shares of YUM! Common Stock (with cash for any partial share and the value of the dividend account). All other subaccount balances shall be distributed in cash. Effective January 1, 1999, the portion of a Participant’s Account attributable to the Discount Stock Subaccount will be distributed in whole shares of YUM Common Stock. Effective January 1, 2000, the portion of a Participant’s Account attributable to the YUM! Common Stock Account will be distributed in whole shares of YUM! Common Stock.

(a) Scheduled Payout Date. With respect to a specific deferral, a Participant’s “Scheduled Payout Date” shall be the earliest to occur date or event of

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those selected by the Participant for such deferral in accordance with Section 3.4. Notwithstanding the prior sentence:

(1) In the case of a deferral of Stock Option Gains, a Participant’s Scheduled Payout Date for such deferral shall be the date the Participant has a Termination of Employment other than for death, disability or Retirement (or two years after the date of the deferral, if that would be later than such Termination of Employment), and

(2) In the case of a deferral into a Discount Stock Subaccount that (under Section 4.3(a)(1)(i)) has been recalculated to equal the original amount of the deferral in connection with an involuntary termination without cause, a Participant’s Scheduled Payout Date for the recalculated amount shall be the date of such termination (or two years after the date of the deferral, if that would be later than such termination).

Unless an election has been made in accordance with subsection (b) below, the Participant’s subaccount containing the deferral shall be distributed to the Participant in a single lump sum as soon as practicable following the Scheduled Payout Date.

(b) Payment Election. A Participant may delay receipt of a subaccount beyond its Scheduled Payout Date, or elect to receive installments rather than a lump sum, by making a payment election under this subsection. A payment election must be made by the calendar year before the year containing the Scheduled Payout Date (or if earlier, at least 6 months before the Scheduled Payout Date). Any payment election to receive a lump sum at a later time must specify a revised payout date that is at least 2 years after the Scheduled Payout Date. Any payment election to receive installment payments in lieu of a lump sum shall specify the amount (or method for determining) each installment and a set of revised payout dates, the last of which must be at least 2 years after the Scheduled Payout Date. With respect to any subaccount, only one election may be made under this subsection. Beneficiaries are not permitted to make elections under this subsection. In addition, an election under this subsection may not delay the distribution of an amount for which the Scheduled Payment Date is determined under subsection (a)(1) or (2) above. Actual payment shall be made on the Quarterly Date occurring as soon as practicable following the revised payout date.

(c) Valuation. In determining the amount of any individual distribution pursuant to subsection (a) or (b) above, the Participant's subaccount shall continue to be credited with earnings and gains (and debited for expenses and losses) under Sections 4.1 and 4.3 until the Valuation Date preceding the Scheduled Payout Date or revised payout date for such distribution (whichever is applicable). In determining the value of a Participant’s remaining subaccount following an installment distribution, such installment distribution shall reduce the value of the Participant’s

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subaccount as of the close of the Valuation Date preceding the revised payout date for such installment.

(d) Limitations. The following limitations apply to distributions from the Plan.

(1) Installments may only be made quarterly, semi-annually or annually, for a period of no more than 20 years, and not later than the Participant’s 80th birthday (or what would have been the Participant’s 80th birthday, if the Participant dies earlier).

(2) If a Participant has elected a Scheduled Payout Date that would be after the Participant’s 80th birthday, the Participant shall be deemed to have elected such 80th birthday as his or her Scheduled Payout Date.

(3) If a Participant has elected to defer income, which would qualify as performance-based compensation under Code section 162(m), into a Risk of Forfeiture Subaccount, then such subaccount may not be paid out at any time while the Participant is a covered employee under Code section 162(m)(3), to the extent the Plan Administrator determines it would result in compensation being paid to the Participant in such year that would not be deductible under Code section 162(m). The payout of any such amount shall be deferred until a year when the Participant is no longer a section 162(m) covered employee. The Plan Administrator may waive the foregoing provisions of this paragraph to the extent necessary to avoid an undue hardship to the Participant. This paragraph shall apply notwithstanding any provision of the Plan to the contrary.

(e) Prior to September 15, 1998, upon a Participant’s death, the Participant’s Beneficiary shall be paid each subaccount still standing to the Participant’s credit under the Plan in accordance with the terms of the Participant’s payout election for such subaccount under Section 3.4, or the Participant’s payment election under subsection (b) above, whichever is applicable. Effective September 15, 1998, upon a Participant’s death, the Participant’s Beneficiary shall be paid in a single lump sum in an amount equal to each subaccount still standing to the Participant’s credit under the Plan as soon as administratively practicable following the Participant’s death.

4.5 Acceleration of Payment for Certain Hardships. Except as expressly provided in this Section 4.5, no payments shall be made under this Plan prior to the date (or dates) applicable under Section 4.4.

(a) A Participant who is suffering severe financial hardship resulting from extraordinary and unforeseeable events beyond the control of the Participant

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(and who does not have other funds reasonably available that could satisfy the severe financial hardship) may file a written request with the Plan Administrator for accelerated payment of all or a portion of the amount credited to the Participant’s Account. A committee composed of representatives from the Company's Compensation Department and Law Department, or such other parties as the Plan Administrator may specify from time to time, shall have sole discretion to determine whether a Participant satisfies the requirements for a hardship request and the amount that may be distributed (which shall not exceed the amount reasonably necessary to alleviate the Participant’s hardship).

(b) The Plan Administrator may adjust the standards for hardship withdrawals from time to time to the extent it determines such adjustment to be necessary to avoid triggering constructive receipt of income under the Plan.

(c) When some or all of a Participant’s subaccount is distributed pursuant to this section, the distribution and the subaccount shall be valued as provided by the Plan Administrator, using rules patterned after those in Section 4.4(c) above.

(d) Effective prior to September 15, 1998, a Beneficiary could request a hardship distribution upon satisfaction of the foregoing requirements and subject to the foregoing limitations.

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ARTICLE V

PLAN ADMINISTRATOR

5.1 Plan Administrator. The Plan Administrator is the Compensation Committee of the Company’s Board of Directors (the “Committee”) or its delegate or delegates, who shall act within the scope of their delegation pursuant to such operating guidelines as the Committee shall establish from time to time. The Plan Administrator is responsible for the administration of the Plan.

5.2 Action. Action by the Committee may be taken in accordance with procedures that the Committee adopts from time to time or that the Company’s Law Department determines are legally permissible.

5.3 Right and Duties. The Plan Administrator shall administer and manage the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To exercise its discretionary authority to construe, interpret, and administer this Plan;

(b) To exercise its discretionary authority to make all decisions regarding eligibility, participation and deferrals, to make allocations and determinations required by this Plan, and to maintain records regarding Participants' Accounts;

(c) To compute and certify to the Employer the amount and kinds of payments to Participants or their Beneficiaries, and to determine the time and manner in which such payments are to be paid;

(d) To authorize all disbursements by the Employer pursuant to this Plan;

(e) To maintain (or cause to be maintained) all the necessary records for administration of this Plan;

(f) To make and publish such rules for the regulation of this Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To establish or to change the phantom investment options or arrangements under Article IV; and

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(i) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Plan Administrator has the exclusive and discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits, to determine the amount and manner of payment of such benefits and to make any determinations that are contemplated by (or permissible under) the terms of this Plan, and its decisions on such matters will be final and conclusive on all parties. Any such decision or determination shall be made in the absolute and unrestricted discretion of the Plan Administrator, even if (A) such discretion is not expressly granted by the Plan provisions in question, or (B) a determination is not expressly called for by the Plan provisions in question, and even though other Plan provisions expressly grant discretion or call for a determination. In the event of a review by a court, arbitrator or any other tribunal, any exercise of the Plan Administrator’s discretionary authority shall not be disturbed unless it is clearly shown to be arbitrary and capricious.

5.4 Compensation, Indemnity and Liability. The Plan Administrator will serve without bond and without compensation for services hereunder. All expenses of the Plan and the Plan Administrator will be paid by the Employer. No member of the Committee, and no individual acting as the delegate of the Committee, shall be liable for any act or omission of any other member or individual, nor for any act or omission on the member’s own part, excepting the member’s own willful misconduct. The Employer will indemnify and hold harmless each member of the Committee and any individual or individuals acting as the delegate of the Committee against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of membership on the Committee (or serving as the delegate of the Committee), excepting only expenses and liabilities arising out of the member’s own willful misconduct.

5.5 Taxes. If the whole or any part of any Participant's Account becomes liable for the payment of any estate, inheritance, income, or other tax which the Employer may be required to pay or withhold, the Employer will have the full power and authority to withhold and pay such tax out of any moneys or other property in its hand for the account of the Participant. The Employer will provide the Participant notice of such withholding. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

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ARTICLE VI

CLAIMS PROCEDURE

6.1 Claims for Benefits. If a Participant or Beneficiary (hereafter, "Claimant") does not receive timely payment of any benefits which he or she believes are due and payable under the Plan, such person may make a claim for benefits to the Plan Administrator. The claim for benefits must be in writing and addressed to the Plan Administrator or to the Company. If the claim for benefits is denied, the Plan Administrator will notify the Claimant in writing within 90 days after the Plan Administrator initially received the benefit claim. However, if special circumstances require an extension of time for processing the claim, the Plan Administrator will furnish notice of the extension to the Claimant prior to the termination of the initial 90-day period and such extension may not exceed one additional, consecutive 90-day period. Any notice of a denial of benefits should advise the Claimant of the basis for the denial, any additional material or information necessary for the Claimant to perfect a claim, and the steps which the Claimant must take to have such claim for benefits reviewed.

6.2 Appeals. Each Claimant whose claim for benefits has been denied may file a written request for a review of such claim by the Plan Administrator. The request for review must be filed by the Claimant within 60 days after the Claimant received the written notice denying such claim. The decision of the Plan Administrator will be made within 60 days after receipt of a request for review and will be communicated in writing to the Claimant. Such written notice shall set forth the basis for the Plan Administrator's decision. If there are special circumstances which require an extension of time for completing the review, the Plan Administrator's decision may be rendered not later than 120 days after receipt of a request for review.

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                ARTICLE VII

                AMENDMENT AND TERMINATION

7.1 Amendments. The Compensation Committee of the Board of Directors of the Company has the right in its sole discretion to amend this Plan in whole or in part at any time and in any manner; provided, however, that no such amendment shall reduce the amount credited to the Account of any Participant as of the date such amendment is adopted. Any amendment shall be in writing and adopted by the Committee or an officer of the Company who is authorized by the Committee for this purpose. All Participants shall be bound by such amendment.

7.2 Termination of Plan. The Company expects to continue this Plan, but does not obligate itself to do so. The Company, acting by the Compensation Committee of its Board of Directors, reserves the right to discontinue and terminate the Plan at any time, in whole or in part, for any reason (including a change, or an impending change, in the tax laws of the United States or any State). Termination of the Plan will be binding on all Participants (and a partial termination shall be binding upon all affected Participants), but in no event may such termination reduce the amounts credited at that time to any Participant's Account. If this Plan is terminated (in whole or in part), amounts theretofore credited to affected Participants' Accounts may either be paid in a lump sum immediately, or distributed in some other manner consistent with this Plan, as determined by the Plan Administrator in its sole discretion.

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ARTICLE VIII

MISCELLANEOUS

8.1 Limitation on Participant's Rights. Participation in this Plan does not give any Participant the right to be retained in the Employer's or Company's employ (or any right or interest in this Plan or any assets of the Company or Employer other than as herein provided). The Company and Employer reserve the right to terminate the employment of any Participant without any liability for any claim against the Company or Employer under this Plan, except for a claim for payment of deferrals as provided herein.

8.2 Unfunded Obligation of Individual Employer. The benefits provided by this Plan are unfunded. All amounts payable under this Plan to Participants are paid from the general assets of the Participant’s individual Employer. Nothing contained in this Plan requires the Company or Employer to set aside or hold in trust any amounts or assets for the purpose of paying benefits to Participants. This Plan creates only a contractual obligation on the part of a Participant’s individual Employer, and the Participant has the status of a general unsecured creditor of this Employer with respect to amounts of compensation deferred hereunder. No other Employer guarantees or shares such obligation, and no other Employer shall have any liability to the Participant or the Participant’s Beneficiary. In the event, a Participant transfers from the employment of one Employer to another, the former Employer shall transfer the liability for deferrals made while the Participant was employed by that Employer to the new Employer (and the books of both Employers shall be adjusted appropriately).

8.3 Other Plans. This Plan shall not affect the right of any eligible Employee or Participant to participate in and receive benefits under and in accordance with the provisions of any other employee benefit plans which are now or hereafter maintained by any Employer, unless the terms of such other employee benefit plan or plans specifically provide otherwise or it would cause such other plan to violate a requirement for tax favored treatment.

8.4 Receipt or Release. Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Plan Administrator, the Employer and the Company, and the Plan Administrator may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

8.5 Governing Law. This Plan shall be construed, administered, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the State of North Carolina. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

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8.6 Adoption of Plan by Related Employers. The Plan Administrator may select any corporation related to the Company by stock ownership as an Employer and permit or cause such corporation to adopt the Plan. The selection by the Plan Administrator shall govern the effective date of the adoption of the Plan by such related Employer.

8.7 Gender, Tense, and Headings. In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine, or neuter gender shall be deemed to include the other. Headings and subheadings in this Plan are inserted for convenience of reference only and are not considered in the construction of the provisions hereof.

8.8 Successors and Assigns; Nonalienation of Benefits. This Plan inures to the benefit of and is binding upon the parties hereto and their successors, heirs and assigns; provided, however, that the amounts credited to the Account of a Participant are not (except as provided in Section 5.5) subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to any benefits payable hereunder, including, without limitation, any assignment or alienation in connection with a separation, divorce, child support or similar arrangement, will be null and void and not binding on the Plan or the Company or Employer. Notwithstanding the foregoing, the Company reserves the right to make payments in accordance with a divorce decree, judgment or other court order as and when cash payments are made in accordance with the terms of this Plan due to the Account of a Participant and credited against such Account.

8.9 Facility of Payment. Whenever, in the Plan Administrator's opinion, a Participant or Beneficiary entitled to receive any payment hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his or her financial affairs, the Plan Administrator may direct the Employer to make payments to such person or to the legal representative of such person for his or her benefit, or to apply the payment for the benefit of such person in such manner as the Plan Administrator considers advisable. Any payment in accordance with the provisions of this section shall be a complete discharge of any liability for the making of such payment to the Participant or Beneficiary under the Plan.

8.10 Separate Plans. This Plan document encompasses two separate plans of deferred compensation for all legal purposes, including ERISA and federal and state tax law, as set forth in subsections (a) and (b) below.

(a) The portion of the Plan that provides for deferrals of Base Compensation, Bonus Compensation and Performance Unit Payouts (which shall be known as the “YUM! Brands Executive Income Deferral Plan”).

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(b) The portion of the Plan that provides for deferrals of Stock Option Gains (which shall be known as the “YUM! Brands Option Gains Deferral Plan”).

Together, these two separate plans of deferred compensation are referred to as the YUM! Brands Executive Income Deferral Program.

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This _____ day of ____________________, 2003, the above restated Plan is hereby adopted and approved by the Company’s duly authorized officer to be effective as stated herein.

YUM! BRANDS, INC.

By:_____________________________________

APPROVED

By: _____________________________

Law Department

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YUM! BRANDS EXECUTIVE INCOME DEFERRAL PROGRAM

APPENDIX

The following Appendix articles modify or supplement the general terms of the Plan as it applies to certain executives.

Except as specifically modified in the Appendix, the foregoing provisions of the Plan shall fully apply. In the event of a conflict between this Appendix and the foregoing provisions of the Plan, the Appendix shall govern with respect to the conflict.

App-i

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ARTICLE A

SPINOFF FROM PEPSICO

This Article sets forth provisions that apply in connection with the Company’s spinoff from PepsiCo, Inc.

A.1 Definitions: When used in this Article, the following underlined terms shall have the meanings set forth below. Except as otherwise provided in this Article, all terms that are defined in Article II of the Plan shall have the meaning assigned to them by Article II.

(a) 1997 Agreement: The 1997 Employee Programs Agreement between PepsiCo and Tricon (dated as of August 26, 1997).

(b) Distribution Date: The “Distribution Date” as that term is defined in the 1997 Separation Agreement between PepsiCo and Tricon.

(c) PepsiCo Account Holder: A Participant who had an interest in the PepsiCo Capital Stock Account under the Prior Plan immediately prior to the Effective Date.

(d) Transferred Individual: A nonterminated “Transferred Individual” as that term is defined in the 1997 Agreement. For this purpose, a Transferred Individual shall be considered “nonterminated” if he or she is actively employed by (or on a leave of absence from and expected to return to) the Company and any of its affiliates, as of the end of the day on the Distribution Date.

(e) Transition Individuals: A “Transition Individual” as that term is defined in the 1997 Agreement.

(f) PepsiCo: PepsiCo, Inc., a North Carolina Corporation.

A.2 Assumption of Benefits and Liabilities. Effective as of the beginning of the day on the Effective Date, all interests in the Prior Plan of (and Prior Plan liabilities with respect to) Transferred Individuals shall be assumed by this Plan.

(a) In the case of a Transferred Individual, effective as of the beginning of the day on the Effective Date, the Transferred Individual’s Account shall be credited with the amount that stood to his or her credit under the Prior Plan immediately prior to the Effective Date, and the allocation of this amount to phantom investment options under this Plan shall mirror the allocation then in effect for the Transferred Individual under the Prior Plan.

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(b) Any deferral election made under the Prior Plan for a Transferred Individual shall be carried over and continued under this Plan. Notwithstanding the prior sentence:

(1) A Transferred Individual may revise his or her Prior Plan deferral election for Bonus Compensation payable in 1998 by making a new election not later than October 31, 1997, and

(2) A Transferred Individual’s Prior Plan election to defer Stock Option Gains on any stock options that, under the 1997 Agreement, remain options on PepsiCo capital stock shall be void (and no election may be made under this Plan with respect to deferring Stock Option Gains on such options).

(c) A Transferred Individual who has made a deferral election with respect to the performance unit award payable to him under the PepsiCo Long Term Incentive Plan for the 1994 award year shall, once the deferral occurs, be credited with such deferral solely under this Plan. Any designation to have some or all of this deferral invested in the PepsiCo capital stock account under the Prior Plan shall be converted to a designation for investment in a phantom investment option under this Plan (other than the PepsiCo Capital Stock Account) which is designated by the Plan Administrator for this purpose.

A.3 Special PepsiCo Stock Investment Option. As of the Effective Date, the Plan Administrator shall establish a temporary phantom investment option under the Plan, the PepsiCo Capital Stock Account. In no event will shares of PepsiCo capital stock actually be purchased or held under this Plan, and no Participant shall have any rights as a shareholder of PepsiCo capital stock on account of an interest in the PepsiCo Capital Stock Account.

(a) Valuation and Adjustment: A Participant’s interest in the PepsiCo Capital Stock Account is valued as of a Valuation Date by multiplying the number of phantom shares credited to the Participant’s Account on such date by the Fair Market Value of a share of PepsiCo capital stock on such date, and then adding the value of the Participant’s dividend subaccount. If shares of PepsiCo capital stock change by reason of any stock split, stock dividend, recapitalization, merger, consolidation, spin-off, combination or exchange of shares, complete or partial liquidation or other similar corporate change, such equitable adjustment shall be made in the number of shares credited to an Account or subaccount as the Plan Administrator may determine to be necessary or appropriate.

(b) Investment Reallocations. In accordance with Section 4.1(e), a PepsiCo Account Holder may reallocate amounts from his or her Subaccounts in the PepsiCo Capital Stock Account to other phantom investment options under the Plan

App-2

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that are available for this purpose. No Participant may reallocate amounts into the PepsiCo Capital Stock Account.

(c) Termination of the PepsiCo Capital Stock Account. Effective as of the end of the day on December 31, 1998 (or such later date as the Plan Administrator shall specify), the PepsiCo Capital Stock Account shall cease to be available under the Plan. Any amount under the Plan still standing to the credit of a PepsiCo Account Holder on such date shall automatically be reallocated to the phantom investment option described in Section 4.1(c)(3) (the EC Plus Prime Rate Account) unless the Participant selects a different replacement option in accordance with such requirements as the Plan Administrator may apply.

A.4 Employment Transfers by Transition Individuals. This section shall apply to individuals who transfer between Tricon and PepsiCo under circumstances that cause them to be Transition Individuals.

(a) If a Participant, who is a Transition Individual, is transferred to PepsiCo, such transfer to PepsiCo shall not be considered a Termination of Employment or other event that could trigger distribution of the Participant’s interest in the Plan. In this case, the Participant’s interest in the Plan (and all Plan liabilities with respect to the Participant) shall be transferred to the PepsiCo Executive Income Deferral Program. This transfer shall constitute a complete payout of the Participant’s Account for purposes of determining who is a Participant or Beneficiary under the Plan.

(b) If a Transition Individual, who is a participant in the PepsiCo Executive Income Deferral Program, is transferred from PepsiCo to Tricon, this Plan shall accept a transfer of such Transition Individual’s interest in the PepsiCo Executive Income Deferral Program, and the amount transferred shall become the initial balance in the Transition Individual’s Account hereunder. To the extent that any phantom investment option available under the PepsiCo Executive Income Deferral Program is not also available under this Plan, the Plan Administrator shall adopt rules for reallocating the transferred amount to phantom investment options under this Plan. Otherwise, the allocation of this amount to phantom investment options under this Plan shall mirror the allocation then in effect for the Transition Individual under the PepsiCo Executive Income Deferral Program.

A.5 Limit on Stock Distributions. Notwithstanding that Section 4.4 permits certain distributions to be made in Tricon Common Stock, during the two year period following the Effective Date, the number of shares of Tricon Common Stock delivered or purchased under this Plan (when aggregated with shares of Tricon Common Stock delivered or purchased under other plans or programs of the Company) shall at all times be less than the number of shares that would result in PepsiCo not having “control” of Tricon

App-3

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(immediately before distribution of Tricon Common Stock to PepsiCo’s shareholders) within the meaning of Sections 355(a)(1)(A) and 368(c) of the Internal Revenue Code.

App-4

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ARTICLE B

ADDITIONAL AMOUNT CREDITED TO CERTAIN PARTICIPANTS’ ACCOUNTS

Each Participant who is an active employee of the Company or its wholly owned subsidiaries on January 1, 2000 and who has directed that the Participant’s entire Account be invested in either the YUM! Discount Stock Subaccount, YUM! Common Stock Account or Security Plus Account by December 31, 1999 will receive an additional credit (Described below) to the Participant’s account on January 1, 2000. To receive this credit, each Participant must sign an election and release form designated by the Plan Administrator for this purpose and submit it to the Plan Administrator no later than November 15, 1998.

Participants will not receive the additional credit for the portion of their Account invested in the YUM! Discount Stock Subaccount or representing the 1999 base salary subaccount.

The additional credit will be equal to 10% of each of the Participant’s December 31, 1999 Account balances excluding amounts deferred in the YUM! Discount Stock Subaccount and 1999 base salary subaccount.

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ARTICLE C

NEW PAYMENT TIMING ELECTION

Each Participant who has an Account under the Plan as of September 15, 1998, may elect to change the Scheduled Payout Date with respect to each subaccount that is scheduled for payout on or after January 1, 2000, except that for such an election to be valid the Participant must execute an election and release form provided by the Plan Administrator for this purpose by October 31, 1998.

The earliest Scheduled Payout Date a Participant may elect is January 1, 2000. The election available under this Article C of the Appendix is in addition to the election available under Section 4.4(b) of the Plan. However, making an election under this Article does not increase a Participant’s rights under Section 4.4(b). Therefore, if a Participant has previously made an election under Section 4.4(b) with respect to any subaccount, the Participant is not entitled to another election under Section 4.4(b) with respect to that subaccount as a result of any election under this Appendix C.

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ARTICLE D

RDC CONVERSION

In the case of an individual who becomes a Participant and who previously participated in the Restaurant Deferred Compensation Plan (“RDC Plan”), then his or her undistributed RDC Plan balance (if any) will be transferred to this Plan on the January 1 following the date on which the Employee becomes a Participant, and thereafter it will be maintained under this Plan. All elections made by a Participant under the RDC Plan with respect to the Participant’s transferred balance will be preserved and shall apply under this Plan, to the fullest extent practicable, with respect to such transferred balance.

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